AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

     This Amendment (this “Amendment”) is made as of this 12th day of June, 2013, between CalAmp Corp. (the “Company”) and Garo Sarkissian (“Executive”).

RECITALS:

     A. The Company and Executive are parties to that certain Employment Agreement dated as of July 2, 2007 and amended by that Amendment to Employment Agreement dated as of December 19, 2008 (the “Employment Agreement”) pursuant to which Executive is employed by the Company.

     B. The Company and Executive desire to amend the terms of the Employment Agreement as set forth herein, effective as of June 12, 2013.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Section 1(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Renewal. Following the Initial Term, this Agreement was automatically extended each year for a period of one (1) year, through May 30, 2014. Beginning with the scheduled expiration of the Agreement on May 30, 2014 and in connection with any subsequent expiration date, the Company and Executive will review the Agreement and, if mutually agreed, extend the term of this Agreement for a period of at least two years. Failure by the Company to agree to an extension of this Agreement shall constitute termination without cause or disability and Executive shall be eligible for severance in accordance with Sections 6(d) and 6(f) or, if applicable, Sections 6(e) and 6(f).”

2.	Section 6(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Termination Without Cause or Disability.

(i) Termination; Payment of Accrued Salary and Vacation. The Company may terminate Executive’s employment at any time for other than Cause or disability by providing written notice to Executive. In such event (unless such termination would be covered by Section 6(e) below), the Company shall pay Executive as severance (A) subject to Section 6(d)(ii), an amount equal to three (3) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such three (3) month term in monthly pro rata payments commencing as of the Termination Date (such monthly continued payments of Base Salary, the “Salary Continuation Benefit”); (B) the accrued portion of any vacation earned, less standard withholdings for tax and social security purposes; and (C) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of six (6) months following the Termination Date (or the cash equivalent of such amount).

       (ii) No Breach of Sections 7 or 8. Notwithstanding the foregoing, the Company shall not be obligated to pay any termination payments under this Section 6(d) or Section 6(e) if Executive breaches the provisions of Sections 7 or 8 below.

       (iii) Vesting Upon Termination. In the event Executive’s employment is terminated pursuant to this Section 6(d), Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall continue to vest for a period of three (3) months following the Termination Date, and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for three (3) months following the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan.

       (iv) Release By Executive. In order to receive the benefits provided by this Section 6(d) or Section 6(e), Executive shall deliver to the Company within 21 days following Executive’s termination of employment a full and complete release, in form and substance reasonably acceptable to the Company, of all claims, known or unknown, that Executive may have against the Company, other than claims for indemnification, workers compensation or under the Company’s 401(k) plan. The benefits provided by this Section 6(d) or Section 6(e) will be forfeited on the twenty-eighth (28th) day following the Termination Date if the Company has not been provided with such a release by such date.

3.	Section 6(e) of the Employment Agreement is hereby amended by deleting the first sentence thereof and replacing with the following:

“If, within the 3-month period preceding or the 12-month period following a Change of Control (as defined below), the Company terminates Executive’s employment for other than Cause or disability or Executive terminates his employment for Good Reason (as defined below), then (i) fifty percent (50%) of Executive’s then unvested equity awards granted under the Company’s stock incentive plans after the Executive became an employee of the Company shall become vested and, with respect to any options that are exercisable or become exercisable, such options shall remain exercisable for six (6) months following the Termination Date, (ii) the Executive shall be entitled to an amount equal to twelve (12) months of his then Base Salary, less standard withholdings for tax and social security purposes, payable over such twelve (12) month term in monthly pro rata payments commencing as of the Termination Date, subject to such longer period as may be provided by the Company’s 2004 Incentive Stock Plan, (iii) the Executive shall be entitled to the accrued portion of any vacation earned, less standard withholdings for tax and social security purposes, (iv) the Executive shall be entitled to an amount equal to a pro-rata portion of his target bonus under the Company’s annual incentive plan based on the number of days worked in the year of termination, and (iv) the Company will pay the premiums for continued coverage in the Company’s health and welfare plans under the continuation coverage provisions of COBRA for a period of twelve (12) months following the Termination Date (or the cash equivalent of such amount).

     IN WITNESS WHEREOF, the parties above have executed this Amendment as of the day and year first-above written.

/s/ Garo Sarkissian
Garo Sarkissian

CALAMP CORP.

/s/ Michael Burdiek
By:	Michael Burdiek
Title:	President & CEO